FIRST SOUTH AFRICA CORP.


                             STOCK OPTION AGREEMENT


            THIS AGREEMENT is made this 17th day of January, 1997 by and between First South Africa Corp., Ltd., a Bermuda corporation ("Corporation"), and Barretto Pacific Corporation, a Nevada corporation ("Option Holder").

            1. GRANT OF OPTION. The Corporation has granted to the option Holder an option to purchase 25,000 shares of its common stock (the "Stock") at the purchase price of $3.75 in the manner and subject to the conditions hereinafter provided. The Corporation will undertake to register such shares immediately upon execution of this agreement. Subject to the provisions of section 4, the option will expire 180 days after the shares are registered.

            Consulting agreement with Barretto Pacific Corporation dated January 17, 1997.

A copy of the plan as described above is attached herewith. To the extent applicable, the provisions of the plan shall be deemed as part of this Agreement.

            2. TIME OF EXERCISE OPTION. Subject to the provisions of Section 4 regarding termination of the option, the options granted may be exercised at any time after the date indicated:

                     DATE                      SHARES WHICH MAY BE EXERCISED

               January 17, 1997                           25,000

            3. METHOD OF EXERCISE. The option shall be exercised by written notice directed to the CEO, or other senior officer of the Corporation, accompanied by a check in payment of the option price for a fraction or in whole for the number of shares specified, up to 25,000 shares. The transfer agent shall make immediate delivery of such shares, provided that if any law or regulation requires the Corporation to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. The price of an exercised option, or portion thereof, may be paid:

            a. In the form of cashiers check, money order, brokerage draft made payable to the Corporation; or

            b.          bank wire transfer

            4. TERMINATION OF OPTION. Except as herein otherwise stated, the option to the extent not previously exercised, shall terminate upon the expiration of the option as provided in Section 1. In the event that the Company cancels its agreement with you pursuant to the terms of its consulting agreement with you, any shares that you are due prior to termination will be valid and available for exercise.

            5. RECLASSIFICATION, CONSOLIDATION OR MERGER. If the Corporation is reorganized or consolidated or merged with another corporation, the Option Holder shall be entitled to receive options covering shares of such reorganized, consolidated or merged company in the same portion, at an equivalent price, and subject to the same



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conditions as the options granted  pursuant to this  Agreement.  For purposes of the preceding sentence, the excess of the aggregate Fair Market Value of the shares subject to the option over the aggregate option price of such shares immediately after the reorganization, consolidation or merger shall not be more than the option price of such shares immediately before such reorganization, consolidation or merger, and the new option or assumption of the old option shall not give the Option Holder additional benefits which were not provided under the old option, or deprive the Option Holder of benefits which were available under the old option.

            6. BINDING EFFECT. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                               First South Africa Corp., Ltd.


/S/                                            By /S/ CLIVE KABATZNIK
--------------------------                        -----------------------------
Witness                                           Clive Kabatznik
                                                  Chief Executive Officer


/S/                                            By /S/ LANDON BARRETTO
--------------------------                        -----------------------------
Witness                                           Landon Barretto
                                                  Barretto Pacific Corporation



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